CONFORMED COPY

          _________________________________________________________

                         AGREEMENT AND PLAN OF MERGER

                                   Between

                          CONFETTI ACQUISITION, INC.

                                     and

                            AMSCAN HOLDINGS, INC.

                         Dated as of August 10, 1997
          _________________________________________________________



                                   TABLE OF CONTENTS

                                                                    Page

                                       ARTICLE 1.
                                       THE MERGER  . . . . . . . . .   4

               SECTION 1.1    The Merger.  . . . . . . . . . . . . .   4
               SECTION 1.2    Closing. . . . . . . . . . . . . . . .   4
               SECTION 1.3    Effective Time.  . . . . . . . . . . .   5
               SECTION 1.4    Effects of the Merger. . . . . . . . .   5
               SECTION 1.5    Certificate of Incorporation; By-Laws.   6
               SECTION 1.6    Directors and Officers.  . . . . . . .   6

                                       ARTICLE 2.
                    EFFECT OF THE MERGER ON THE CAPITALSTOCK OF THE
                                CONSTITUENT CORPORATIONS . . . . . .   7

               SECTION 2.1    Effect on Capital Stock. . . . . . . .   7
               SECTION 2.2    Dissenting Shares. . . . . . . . . . .  10
               SECTION 2.3    Mixed Consideration Elections. . . . .  11
               SECTION 2.4    Treatment of Options.  . . . . . . . .  14
               SECTION 2.5    Surrender of Shares; Transfer Books. .  16

                                       ARTICLE 3.
                     REPRESENTATIONS AND WARRANTIES OF THE COMPANY .  24

               SECTION 3.1    Organization and Qualification;
                              Subsidiaries.  . . . . . . . . . . . .  24
               SECTION 3.2    Certificates of Incorporation and
                              By-Laws. . . . . . . . . . . . . . . .  26
               SECTION 3.3    Capitalization.  . . . . . . . . . . .  27
               SECTION 3.4    Authority Relative to This Agreement.   30
               SECTION 3.5    No Conflict; Required Filings and
                              Consents.  . . . . . . . . . . . . . .  33
               SECTION 3.6    Compliance.  . . . . . . . . . . . . .  36
               SECTION 3.7    SEC Filings; Financial Statements  . .  36
               SECTION 3.8    Absence of Certain Changes or Events .  38
               SECTION 3.9    Absence of Litigation  . . . . . . . .  39
               SECTION 3.10   Properties . . . . . . . . . . . . . .  40
               SECTION 3.11   Employee Benefit Plans . . . . . . . .  44
               SECTION 3.12   Tax Matters  . . . . . . . . . . . . .  48
               SECTION 3.13   Environmental Laws . . . . . . . . . .  51
               SECTION 3.14   Intellectual Property  . . . . . . . .  56
               SECTION 3.15   Labor Matters  . . . . . . . . . . . .  58
               SECTION 3.16   Business Relationships; No Restrictive
                              Agreements . . . . . . . . . . . . . .  59
               SECTION 3.17   Form S-4; Proxy Statement  . . . . . .  60
               SECTION 3.18   Brokers  . . . . . . . . . . . . . . .  62
               SECTION 3.19   Opinion of Company Financial Advisor .  63
               SECTION 3.20   Board Recommendation . . . . . . . . .  63

                                       ARTICLE 4.
                        REPRESENTATIONS AND WARRANTIES OF NEWCO  . .  64

               SECTION 4.1    Corporate Organization . . . . . . . .  64
               SECTION 4.2    Authority Relative to This Agreement .  65
               SECTION 4.3    No Conflict; Required Filings and
                              Consents . . . . . . . . . . . . . . .  66
               SECTION 4.4    Form S-4; Proxy Statement  . . . . . .  68
               SECTION 4.5    Brokers  . . . . . . . . . . . . . . .  68
               SECTION 4.6    Financing  . . . . . . . . . . . . . .  69
               SECTION 4.7    Newco Not an Interested Stockholder  .  69
               SECTION 4.8    Solvency of the Company Following the
                              Merger . . . . . . . . . . . . . . . .  69

                                       ARTICLE 5.
                         CONDUCT OF BUSINESS PENDING THE MERGER  . .  70

               SECTION 5.1    Conduct of Business Pending the Merger  70

                                       ARTICLE 6.
                                 ADDITIONAL AGREEMENTS . . . . . . .  76

               SECTION 6.1    Stockholders Meeting . . . . . . . . .  76
               SECTION 6.2    Form S-4 and Proxy Statement . . . . .  77
               SECTION 6.3    Access to Information; Confidentiality  80
               SECTION 6.4    No Solicitation  . . . . . . . . . . .  82
               SECTION 6.5    ESOP . . . . . . . . . . . . . . . . .  85
               SECTION 6.6    Directors' and Officers' Indemnification
                              and Insurance  . . . . . . . . . . . .  85
               SECTION 6.7    Notification of Certain Matters  . . .  89
               SECTION 6.8    Further Action; Best Efforts . . . . .  89
               SECTION 6.9    Public Announcements . . . . . . . . .  95
               SECTION 6.10   Disposition of Litigation  . . . . . .  96
               SECTION 6.11   Affiliates . . . . . . . . . . . . . .  96
               SECTION 6.12   Stop Transfer Order  . . . . . . . . .  97
               SECTION 6.13   Transfer Taxes . . . . . . . . . . . .  97
               SECTION 6.14   Employee Plans and Benefits  . . . . .  97

                                       ARTICLE 7.
                                  CONDITIONS OF MERGER . . . . . . .  98

               SECTION 7.1    Conditions to Obligation of Each Party to
                              Effect the Merger  . . . . . . . . . .  98
               SECTION 7.2    Conditions to Obligation of Newco  . .  99
               SECTION 7.3    Conditions to Obligation of the Company
                                                                     104

                                       ARTICLE 8.
                           TERMINATION, AMENDMENT AND WAIVER . . . . 105

               SECTION 8.1    Termination  . . . . . . . . . . . . . 105
               SECTION 8.2    Effect of Termination  . . . . . . . . 107
               SECTION 8.3    Fees and Expenses  . . . . . . . . . . 107
               SECTION 8.4    Amendment  . . . . . . . . . . . . . . 110
               SECTION 8.5    Waiver . . . . . . . . . . . . . . . . 110

                                       ARTICLE 9.
                                   GENERAL PROVISIONS  . . . . . . . 111

               SECTION 9.1    Non-Survival of Representations,
                              Warranties and Agreements  . . . . . . 111
               SECTION 9.2    Notices  . . . . . . . . . . . . . . . 111
               SECTION 9.3    Certain Definitions  . . . . . . . . . 112
               SECTION 9.4    Severability . . . . . . . . . . . . . 114
               SECTION 9.5    Entire Agreement; Assignment . . . . . 115
               SECTION 9.6    Parties in Interest  . . . . . . . . . 115
               SECTION 9.7    Governing Law  . . . . . . . . . . . . 116
               SECTION 9.8    Headings . . . . . . . . . . . . . . . 116
               SECTION 9.9    Counterparts . . . . . . . . . . . . . 116


               Annex A - Form of Affiliate Letter
               Exhibit A - Certificate of Incorporation
                              of Amscan Holdings, Inc.




                         AGREEMENT AND PLAN OF MERGER

                    AGREEMENT AND PLAN OF MERGER, dated as of
          August 10, 1997 (the "Agreement"), between Confetti Acquisition, Inc., a Delaware corporation ("Newco"), and Amscan Holdings, Inc., a Delaware corporation (the "Company").

                    WHEREAS, the respective Boards of Directors of the Company and Newco have determined that the merger of Newco with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, based on the availability of the Cash Election Price to any stockholder who so elects, would be fair to and in the best interests of their respective stockholders, and such Boards of Directors have approved the Merger, pursuant to which each share of common stock, par value $.10 per share (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3) (other than (a) shares of Company Common Stock owned, directly or indirectly, by the Company or any Subsidiary (as defined in Section 9.3) of the Company or by Newco or any Subsidiary of Newco and
          (b) Dissenting Shares (as defined in Section 2.2)), will be converted into either (A) at the election of the holder thereof and subject to the terms hereof, the right to retain one-one hundred fifty thousandth (1/150,000) of each share of their Company Common Stock and the right to receive $9.33 per share in cash or (B) the right to receive $16.50 per share in cash;

                    WHEREAS, the Merger and this Agreement require the affirmative vote by the holders of a majority of the shares of the Company Common Stock outstanding and entitled to vote for the adoption and approval thereof (the "Company Stockholder Approval");

                    WHEREAS, Newco is a newly formed corporation organized at the direction of GS Capital Partners II, L.P.;

                    WHEREAS, as a condition to Newco's willingness to enter into this Agreement and consummate the transactions contemplated hereby, Newco has required that the "Stockholder" (as defined in the Voting Agreement (as defined below)) agree, among other things, to vote all shares of Company Common Stock beneficially owned by the Stockholder and certain related persons (as defined in Section 9.3) in accordance with the Voting Agreement and comply with the other provisions of the Voting Agreement, and to make a Mixed Consideration Election (as defined herein) with respect to all shares of Company Common Stock owned by the Stockholder; and in order to induce Newco to enter into this Agreement, the Stockholder will execute and deliver the Voting Agreement, dated as of the date hereof, among Newco, the Estate of John A. Svenningsen, and Christine Svenningsen (the "Voting Agreement");

                    WHEREAS, in connection with this Agreement, Newco and certain employees of the Company entered into certain agreements as of the date hereof relating to their employment with the Company following the Effective Time and relating to their ownership of the capital stock of Newco (collectively, the "Employment Arrangements");

                    WHEREAS, certain terms used herein are defined in Section 9.3;

                    WHEREAS, Newco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

                    WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes.

                    NOW, THEREFORE, in consideration of the
          representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                  ARTICLE 1.

                                  THE MERGER

                    SECTION 1.1  The Merger.  Upon the terms and
          subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as defined in Section 1.3), Newco shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Newco shall cease and the Company shall survive the Merger.

                    SECTION 1.2  Closing.  Unless this Agreement
          shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
          Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in Article 7, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the second business day after satisfaction or waiver of the conditions set forth in Article 7 (the "Closing Date"), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, unless another date, time or place is agreed to in writing by the parties hereto.

                    SECTION 1.3  Effective Time.  As soon as
          practicable after the satisfaction or waiver of the conditions set forth in Article 7, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by and executed in accordance with the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as is specified in the Certificate of Merger) being the "Effective Time").

                    SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Newco shall vest in the Company following the Merger, and all debts, liabilities and duties of the Company and Newco shall become the debts, liabilities and duties of the Company following the Merger.

                    SECTION 1.5  Certificate of Incorporation;
          By-Laws. (a) At the Effective Time and without any further action on the part of the Company or Newco or their respective stockholders, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated so as to read in its entirety in the form set forth as Exhibit A hereto and, as so amended, until thereafter further amended as provided therein and under the DGCL, it shall be the certificate of incorporation of the Company following the Merger.

                    (b)  At the Effective Time and without any
          further action on the part of the Company or Newco or their respective stockholders, the by-laws of Newco as in effect immediately prior to the Effective Time shall be the by-laws of the Company following the Merger and thereafter may be amended or repealed in accordance with their terms and the certificate of incorporation of the Company following the Merger and as provided under the DGCL.

                    SECTION 1.6  Directors and Officers.  The
          directors of Newco immediately prior to the Effective Time shall be the initial directors of the Company following the Merger, each to hold office in accordance with the certificate of incorporation and by-laws of the Company following the Merger, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Company following the Merger, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified.

                                  ARTICLE 2.

               EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                           CONSTITUENT CORPORATIONS

                    SECTION 2.1  Effect on Capital Stock.  As of
          the Effective Time, by virtue of the Merger and without any action on the part of the Company, Newco or any holder of any shares of Company Common Stock or any shares of capital stock of Newco:

                    (a)  Common Stock of Newco.  Each share of
          common stock, par value $.10 per share, of Newco ("Newco Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into a number of fully paid and nonassessable shares of the common stock, par value $.10 per share, of the Company following the Merger equal to the quotient of (i) 900 divided by (ii) the number of shares of Newco Common Stock outstanding immediately prior to the Effective Time.

                    (b)  Cancellation of Treasury Stock and
          Newco-Owned Company Common Stock. Each share of Company Common Stock that, immediately prior to the Effective Time, is owned by the Company or by any Subsidiary of the Company, and each share of Company Common Stock that, immediately prior to the Effective Time, is owned by Newco or any Subsidiary of Newco shall automatically be cancelled and retired and shall cease to exist, and no cash, Company Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

                    (c)  Conversion of Company Common Stock.
          Except as otherwise provided herein, each issued and outstanding share of Company Common Stock (other than any such shares to be cancelled pursuant to Section 2.1(b) and any Dissenting Shares (as defined in Section 2.2)) shall be converted into the following (the "Merger Consideration"):

                         (i)  for each such share of Company Common
               Stock with respect to which an election to retain Company Common Stock has been effectively made and not revoked or lost, pursuant to Section 2.3 ("Electing Shares"), the right to retain one-one hundred fifty thousandth (1/150,000) of a fully paid and nonassessable share of Company Common Stock and the right to receive in cash from the Company following the Merger an amount equal to $9.33 (such Company Common Stock and cash, together, being the "Mixed Consideration"); or

                         (ii)  for each such share of Company
               Common Stock, other than Electing Shares, the right to receive in cash from the Company following the Merger an amount equal to $16.50 (the "Cash Election Price").

                    (d)  Cancellation and Retirement of Company
          Common Stock. As of the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than those shares issued pursuant to Section 2.1(a) (the "New Shares") and those shares retained pursuant to Section 2.1(c)(i) after giving effect to Section 2.5(e) (the "Retained Shares")) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock (other than New Shares and Retained Shares) shall, to the extent such certificate represents such shares, cease to have any rights with respect thereto, except the right to receive cash, including cash in lieu of fractional shares of Company Common Stock, to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.5.

                    SECTION 2.2  Dissenting Shares.  (a)
          Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted in favor of or consented to the Merger and who shall have delivered a written demand for appraisal of such shares in the time and manner provided in Section 262 of the DGCL and shall not have failed to perfect or shall not have effectively withdrawn or lost their rights to appraisal and payment under the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, but shall be entitled to receive the consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that, if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, such holder's shares of Company Common Stock shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration set forth in
          Section 2.1(c)(ii) of this Agreement, without any interest thereon.

                    (b)  The Company shall give Newco (i) prompt
          notice of any demands for appraisal pursuant to Section 262 received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Newco, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

                    SECTION 2.3  Mixed Consideration Elections.

                    (a) Each person who, on or prior to the Election Date Preferred to in (c) below, is a record holder of shares of Company Common Stock will be entitled, with respect to all or any portion of his shares, to make an unconditional election (a "Mixed Election") on or prior to such Election Date to retain and receive, as applicable, Mixed Consideration, on the basis hereinafter set forth.

                    (b)  Prior to the mailing of the Proxy
          Statement (as defined in Section 3.17), Newco shall appoint a bank or trust company to act as exchange agent (the "Exchange Agent") for the payment of the Merger
          Consideration.

                  (c)  Newco shall prepare and mail a form of
          election, which form shall be subject to the reasonable approval of the Company (the "Form of Election"), with the Proxy Statement to the record holders of Company Common Stock as of the record date for the Stockholders Meeting (as defined in Section 6.1), which Form of Election shall be used by each record holder of shares of Company Common Stock who wishes to elect to retain and receive, as applicable, Mixed Consideration for any or all shares of Company Common Stock held by such holder. The Company will use its best efforts to make the Form of Election and the Proxy Statement available to all persons who become holders of Company Common Stock during the period between such record date and the Election Date referred to below. Any such holder's election to retain and receive, as applicable, Mixed Consideration shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time, on the business day (the "Election Date") next preceding the date of the Stockholders Meeting, a Form of Election properly completed and signed and accompanied by certificates for the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the Exchange Agent within three NASDAQ trading days after the date of execution of such guarantee of delivery).

                    (d) Any Form of Election may be revoked by the stockholder after submitting it to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Date (which shall be the record date for determination of stockholders entitled to make the Mixed Election), unless Newco and such stockholder agree otherwise. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Newco and the Company that the Merger has been abandoned. If a Form of Election is revoked, the certificate or certificates (or guarantees of delivery, as appropriate) for the shares of Company Common Stock to which such Form of Election relates shall be promptly returned to the stockholder submitting the same to the Exchange Agent.

                    (e)  The good faith determination of the
          Exchange Agent as to whether or not elections to retain and receive, as applicable, Mixed Consideration have been properly made or revoked pursuant to this Section 2.3 with respect to shares of Company Common Stock, and as to when elections and revocations were received by it, shall be binding. If the Exchange Agent determines that any election to retain and receive, as applicable, Mixed Consideration was not properly made with respect to shares of Company Common Stock, such shares shall be treated by the Exchange Agent as shares which were not Electing Shares at the Effective Time, and such shares shall be exchanged in the Merger for cash pursuant to
          Section 2.1(c)(ii). The Exchange Agent may, with the mutual agreement of Newco and the Company, make such rules as are consistent with this Section 2.3 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

                    SECTION 2.4 Treatment of Options. (a) Except as otherwise agreed by Newco and any such holder of an Option (as defined below) prior to the Effective Time, including pursuant to the Employment Arrangements, immediately prior to the Effective Time, each outstanding stock option held by any current or former employee or director (an "Option") granted under the 1996 Stock Option Plan for Key Employees (the "Stock Plan"), whether or not then exercisable, shall be cancelled by the Company, and except as otherwise agreed by the Company, Newco and the holder, the holder thereof shall be entitled to receive at the Effective Time or as soon as practicable thereafter from the Company in consideration for such cancellation an amount in cash equal to the product of (a) the number of shares of Company Common Stock previously subject to such Option and (b) the excess, if any, of the Cash Election Price over the per share exercise price of the shares of Company Common Stock previously subject to such Option, reduced by the amount of any withholding or other taxes required by law to be withheld (the "Option Cash-Out Amount").

                    (b) The Company shall use its reasonable best efforts to take all such action as is necessary prior to the Effective Time to terminate the Stock Plan so that on and after the Effective Time no current or former employee or director shall have any Option to purchase shares of Company Common Stock or any other equity interest in the Company under the Stock Plan and to provide that from and after the Effective Time, to the extent any Option has not been cancelled as contemplated by Section 2.4(a), upon exercise of any such Option, the holder thereof shall be entitled to receive only the Option Cash-Out Amount. The Company shall use its reasonable best efforts to obtain any consents necessary to release the Company from any liability in respect of any Option.

                    SECTION 2.5  Surrender of Shares; Transfer
          Books. (a) Exchange Agent. Following the Effective Time, the Company shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, as and when needed, the cash portion of the Merger Consideration for exchange in accordance with this
          Article 2. Such funds shall be invested by the Exchange Agent as directed by the Company, provided that such investments shall be (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (ii) certificates of deposit, eurodollar time deposits and bankers' acceptances with maturities not exceeding six months and overnight bank deposits with any commercial bank, depository institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia, provided that such commercial bank, depository institution or trust company has, at the time of investment, (A) capital and surplus exceeding $250 million and (B) outstanding short-term debt securities which are rated at least A-1 by Standard & Poor's Rating Group Division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody's Investors Service, Inc. or carry an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease to publish ratings of investments, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the qualifications specified in clause (ii) above, (iv) commercial paper having a rating in the highest rating categories from Standard & Poor's Rating Group Division of The McGraw-Hill Companies, Inc. or Moody's Investors Service, Inc. or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease to publish ratings of investments and in each case maturing within six months after the date of acquisition and (v) money market mutual or similar funds having assets in excess of $1 billion. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Company upon the Company's request.

                    (b) Exchange Procedures for Shares of Company Common Stock. As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of Company Common Stock shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of Company Common Stock, if any, to be retained by the holder thereof pursuant to this Agreement and the amount of cash, if any, into which the number of shares of Company Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Company Common Stock which have been converted, in whole or in part, pursuant to this Agreement into the right to receive cash, and if such certificates are presented to the Company for transfer, they shall be cancelled against delivery of cash and, if appropriate, certificates for retained Company Common Stock. If any certificate for such Company Common Stock is to be issued in, or if cash is to be remitted to, a name other than that in which the certificate for Company Common Stock surrendered for exchange is registered, it shall be a condition of such exchange or payment that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange or payment shall pay to the Company or its transfer agent any transfer or other taxes required by reason of the issuance of certificates for Company Common Stock pursuant hereto in a name other than that of, or payment to a person other than, the registered holder of the certificate surrendered, or establish to the satisfaction of the Company or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this
          Section 2.5(b), each certificate for shares of Company Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.1. No interest will be paid or will accrue on any cash payable as Merger Consideration or in lieu of any fractional shares of Company Common Stock.

                    (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to retained Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for shares of Company Common Stock with respect to the shares of retained Company Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.5(e) until the surrender of such certificate in accordance with this Article 2. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole shares of retained Company Common Stock issued in connection therewith, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of retained Company Common Stock to which such holder is entitled pursuant to Section 2.5(e) and the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of retained Company Common Stock, and (ii) at the appropriate payment date, the proportionate amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of retained Company Common Stock.

                    (d)  No Further Ownership Rights in Company
          Common Stock Exchanged. All cash paid or shares of Company Common Stock retained upon the surrender for exchange of certificates representing shares of Company Common Stock in accordance with the terms of this Article 2 (including any cash paid pursuant to Section 2.5(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such certificates.

                    (e) No Fractional Shares. No certificates or scrip representing fractional shares of retained Company Common Stock shall be issued pursuant to a Mixed Election in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Company after the Merger. Notwithstanding any other provision of this Agreement, each record holder of shares of Company Common Stock exchanged pursuant to a Mixed Election in connection with the Merger who would otherwise have been entitled to receive a fraction of a share of retained Company Common Stock (after taking into account all shares of Company Common Stock delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) equal to an amount equal to the same fraction of $75,000 as is equal to the fraction of one share of Company Common Stock such holder would have been entitled to otherwise retain.

                    (f) Termination of Exchange Fund. Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 2.5 (the "Exchange Fund") which remains undistributed to the holders of the certificates representing shares of Company Common Stock for six months after the Effective Time shall be delivered to the Company, upon demand, and any holders of shares of Company Common Stock prior to the Merger who have not theretofore complied with this Article 2 shall thereafter look only to the Company and only as general creditors thereof for payment of their claims for cash, if any, retained Company Common Stock, if any, any cash in lieu of fractional shares of retained Company Common Stock, or any dividends or distributions with respect to retained Company Common Stock to which such holders may be entitled.

                    (g) No Liability. None of Newco, the Company or the Exchange Agent shall be liable to any person in respect of any shares of retained Company Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Company Common Stock shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any cash, if any, any cash in lieu of fractional shares of retained Company Common Stock, or any dividends or distributions with respect to retained Company Common Stock in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.5(b)), any such cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Company, free and clear of all claims or interest of any person previously entitled thereto.

                                  ARTICLE 3.

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                    The Company hereby represents and warrants to Newco that, except as set forth in the Section of the Disclosure Schedule delivered in connection with this Agreement as of the date hereof (the "Disclosure Schedule") relating to the correlative Section of this
          Article 3:

                    SECTION 3.1  Organization and Qualification;
          Subsidiaries. (a) Each of the Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approval would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below). Each of the Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. When used in connection with the Company or any of its Subsidiaries, the term "Material Adverse Effect" means any change or effect that (a) either individually or in the aggregate with all other changes or effects, is materially adverse to the business, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries taken as a whole or (b) would prevent consummation of, or materially adversely affect the ability of the parties hereto to consummate, the transactions contemplated by this Agreement.

                    (b) The only direct or indirect Subsidiaries of the Company are those listed in Section 3.1(b) of the Disclosure Schedule. Except as set forth in Section 3.1(b) of the Disclosure Schedule, all the outstanding shares of capital stock of and other equity interests in each such Subsidiary have been validly issued and are fully paid and non-assessable and are owned (of record and beneficially) by the Company, by another Subsidiary of the Company or by the Company and another such Subsidiary, free and clear of all pledges, claims, mortgages, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Section 3.1(b) sets forth a list of any other person that owns capital stock of and other equity interests in any Subsidiary of the Company, and the amount of such capital stock so owned. Except for the ownership interests set forth in Section 3.1(b) of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any other person.

                    SECTION 3.2 Certificates of Incorporation and By-Laws. The Company has heretofore furnished to Newco complete and correct copies of the certificate of incorporation and the by-laws of the Company and each of its Subsidiaries as currently in effect. Such certificates of incorporation and by-laws are in full force and effect and no other organizational documents are applicable to or binding upon the Company or such Subsidiaries. The Company and its Subsidiaries are not in violation of any of the provisions of their respective certificates of incorporation or by-laws.

                    SECTION 3.3  Capitalization.  The authorized
          capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 5,000,000 shares of Preferred Stock, $.10 par value per share (the "Company Preferred Stock"). As of July 31, 1997, (i) 21,098,785 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) 21,691 shares of Company Common Stock were held in the treasury of the Company and (iii) an aggregate of 512,000 shares of Company Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Options. Other than the shares of Company Common Stock reserved for issuance as set forth in the preceding clause (iii), no capital stock or other equity interests in the Company or any of its Subsidiaries is issuable upon exercise of the Options. As of the date hereof, no shares of Company Preferred Stock are, and as of the Closing Date no shares of Preferred Stock will be, issued and outstanding. Since July 31, 1997, the Company has not issued or reserved for issuance (a) any shares of capital stock or other voting securities of the Company or any of its Subsidiaries, except as a result of the exercise of Options outstanding at July 31, 1997 or
          (b) any Options, except as described in this Section 3.3. All shares of Company Common Stock subject to issuance as aforesaid pursuant to Options, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. To the knowledge of the Company, other than as provided in the Voting Agreement, there are no irrevocable proxies with respect to shares of capital stock or other equity interests in the Company or any Subsidiary of the Company. Except as set forth in
          Section 3.3 of the Disclosure Schedule, there are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act of 1933, as amended (the "Securities Act"), or other agreements or arrangements with or among any securityholders of the Company with respect to securities of the Company. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except for the Options, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or of any of its Subsidiaries, or any securities exchangeable for or convertible into capital stock or other equity or voting securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, and there are not outstanding any equity equivalents, interests in the ownership or earnings of the Company or any of its Subsidiaries or other similar rights (collectively, with the Options, "Company Securities") and there are no other options, calls, warrants or other similar rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of or equity or voting interests in the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party. Except as set forth in Section
          3.3 of the Disclosure Schedule, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or any outstanding Company Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. As of the date hereof, the only outstanding indebtedness for borrowed money of the Company and its Subsidiaries is set forth in Section
          3.3 of the Disclosure Schedule (the "Company Debt"). Except as set forth in Section 3.3 of the Disclosure Schedule, (i) the loans and other extensions of credit under the Company Debt are each prepayable on not more than 30 days notice, without additional cost other than reimbursement of customary breakage costs, and (ii) interest payable with respect to each of the loans and other extensions of credit under the Company Debt is calculated on the basis of a floating interest rate.

                    SECTION 3.4  Authority Relative to This
          Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Assuming the accuracy of Newco's representations contained in Section 4.7 (without giving effect to the knowledge qualification thereof), the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Newco, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The Board of Directors of the Company has approved this Agreement, the Voting Agreement (including the option contemplated thereby) and, to the extent necessary, the Employment Arrangements and the transactions contemplated hereby and thereby (including the Merger) (provided, in the case of the Voting Agreement and the Employment Arrangements, that such approval is limited to the forms provided to the Company at the time of execution hereof without giving effect to any amendments, modifications or waivers thereunder not approved by the Company) so as to render inapplicable hereto and thereto the limitation on business combinations contained in Section 203 of the DGCL (or any similar provision). As a result of the foregoing actions, assuming the accuracy of Newco's representations contained in Section 4.7 (without giving effect to the knowledge qualification thereof), the only vote required to authorize the Merger is the affirmative vote of a majority of the outstanding shares of Company Common Stock. To the knowledge of the Company, no state takeover statute or similar statute or regulation, other than Section 203 of the DGCL, applies or purports to apply to this Agreement, the Merger, the Voting Agreement, the Employment Arrangements, or any of the other transactions contemplated hereby or thereby. No provision of the certificate of incorporation, by-laws or other governing instruments of the Company or any of its Subsidiaries would, directly or indirectly, restrict or impair the ability of Newco or its affiliates to vote, or otherwise to exercise the rights of a stockholder with respect to, securities of the Company and its Subsidiaries that may be acquired or controlled by Newco or its affiliates or permit any stockholder to acquire securities of the Company on a basis not available to Newco in the event that Newco were to acquire securities of the Company, and neither the Company nor any of its Subsidiaries has any rights plan, preferred stock or similar arrangement which have any of the aforementioned consequences.

                    SECTION 3.5 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company do not and will not:

                         (i)  conflict with or violate the
               certificate of incorporation or by-laws of the Company or the equivalent organizational documents of any of its Significant Subsidiaries; (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) and (ii) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, ordinance, judgment, arbitral award or decree applicable to the Company or any of its Subsidiaries or by which they or any of their respective properties are bound or affected; or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, alteration, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any loan, credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit, concession, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties are bound or affected, except (A) in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (B) in the case of clause (iii), other than as set forth on Section 3.5(a) of the Disclosure Schedule.

                    (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization, order or permit of, action by, registration, declaration or filing with or notice or notification to, any Federal, state, local or foreign government or any court, arbitral authority, administrative agency or commission or other governmental authority, official or agency, domestic or foreign (a "Governmental Entity"), except for (i) the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, the Securities Act and the rules and regulations promulgated thereunder, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and state securities or "Blue Sky" laws, (ii) the filing and recordation of appropriate merger or other documents as required by the DGCL, and
          (iii) such consents, approvals, authorizations, orders, permits, actions, registrations, declarations, filings, notices or notifications the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                    SECTION 3.6  Compliance.  The conduct of the
          business of each of the Company and each of its Subsidiaries complies with all laws, rules, regulations, orders, ordinances, judgments, arbitral awards and decrees applicable thereto, except for violations or failures so to comply, if any, that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is, or has received any notice or has knowledge that any other party is, in default or violation of any loan, credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit, concession, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties are bound or affected, except for any such conflicts,defaults or violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                    SECTION 3.7  SEC Filings; Financial Statements.
          (a) The Company has filed all forms, reports, statements and documents required to be filed with the Securities and Exchange Commission (the "SEC") since October 15, 1996 (collectively, including all exhibits and schedules thereto and documents incorporated therein by reference, the "SEC Reports"), each of which has complied in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, or the Exchange Act and the rules and regulations promulgated thereunder, as applicable, each as in effect on the date so filed. No SEC Report contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except to the extent revised or superseded by a subsequent filing with the SEC (a copy of which has been provided to Newco prior to the date hereof), none of the SEC Reports filed prior to the date hereof contains any untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                    (b)  Each of the audited and unaudited
          consolidated financial statements of the Company (including any related notes thereto) included in the SEC Reports, complies as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presents the consolidated financial position of the Company and its Subsidiaries at the respective date thereof and the consolidated results of its operations and changes in cash flows for the periods indicated.

                    (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and its Subsidiaries at December 31, 1996, including the notes thereto, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

                    SECTION 3.8  Absence of Certain Changes or
          Events. Since December 31, 1996, except as contemplated by this Agreement, disclosed in the SEC Reports filed and publicly available prior to the date of this Agreement or disclosed in Section 3.8 of the Disclosure Schedule, the Company and its Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice and, since such date, there has not been (i) any condition, event or occurrence which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (ii) any action which, if it had been taken after the date hereof, would have required the consent of Newco under Section
          5.1 hereof.

                    SECTION 3.9 Absence of Litigation. There are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, before any Governmental Entity, that individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and, to the knowledge of the Company, no basis for any such suit, claim, action, proceeding or investigation exists. Neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree, determination or award having, or which, insofar as can be reasonably foreseen, in the future would reasonably be expected to have a Material Adverse Effect. As of the date hereof, no officer or director of the Company is a defendant in any litigation commenced by stockholders of the Company with respect to the performance of his or her duties as an officer and/or director of the Company under any Federal, state, local or foreign law (including litigation under Federal and state securities laws). Except as set forth in Section 3.9 of the Disclosure Schedule, to the knowledge of the Company, there exist no indemnification agreements with any of the directors and officers of the Company. Each of the director indemnification agreements referred to in item A.2. of
          Section 3.9 of the Disclosure Schedule is in the form included as Exhibit 10(l) to the Company's Form 10-K for the year ended December 31, 1996.

                    SECTION 3.10 Properties. (a) The Company or one of its Subsidiaries has (i) good and marketable fee title to the real property owned in fee by the Company or any of its Subsidiaries (collectively, the "Owned Properties") and (ii) good and valid leasehold title or other occupancy right to the real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively, the "Leased Properties") (Owned Properties and Leased Properties being sometimes referred to herein collectively as the "Company Properties"), in each case free and clear of all options to purchase or lease (in the case of the Owned Properties), leases, subleases, rights of first offer, conditions of limitation, easements, Liens, covenants, rights-of-way and other restrictions (collectively, "Title Matters"), except for such Title Matters set forth in Section 3.10(a) of the Disclosure Schedule, which Title Matters, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Section 3.10(a) of the Disclosure Schedule sets forth a complete and accurate list and description of all Owned Properties and all Leased Properties.

                    (b) Each agreement under which real property is leased, subleased or licensed to the Company or one of its Subsidiaries (collectively, the "Company Leases") is in full force and effect in accordance with its respective terms and the Company or one of its Subsidiaries is the holder of the lessee's or tenant's interest thereunder and there exists no default under any of the Company Leases by the Company or any of its Subsidiaries and no circumstance exists which, with the giving of notice, the passage of time or both could result in such a default, except for such defaults or other circumstances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.10(b) of the Disclosure Schedule, the transfer of the shares of Company Common Stock or the consummation of any other part of the transactions contemplated hereby does not violate the terms of any of the Company Leases. Except as set forth in Section 3.10(b) of the Disclosure Schedule, no Company Lease is subject to any pledge, Lien, sublease, assignment, license or other agreement granting to any third party any interest in such Company Lease or any right to the use or occupancy of any Leased Property. Except as set forth in Section 3.10(b) of the Disclosure Schedule, true and complete copies of the Company Leases have previously been delivered to Newco, including (without limitation) all amendments or modifications thereof and all side letters or other instruments affecting the obligations of any party thereunder. The lessee under each Company Lease is now in possession of the applicable Leased Property.

                    (c) Each of the Company and its Subsidiaries has all permits necessary to own or operate its Owned Real Property and Leased Real Property as currently owned, and no such permits will be required, as a result of the Merger or the other transactions contemplated hereby, to be issued after the Closing in order to permit the Company following the Merger to continue to own or operate such Company Properties, other than any such permits the absence of which would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.10(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received, with respect to any Owned Real Property or Leased Real Property, any written notice of default or any written notice of noncompliance with respect to applicable Federal, state, local and foreign laws and regulations relating to zoning, building, fire, use restriction or safety or health codes which have not been remedied in all respects which would reasonably be expected to have a Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened condemnation or other governmental taking of any of the Owned Real Property or Leased Real Property. All buildings, structures, improvements and fixtures located on, under, over or within the Company Properties, and all other aspects of each of the Company Properties, (A) are in good operating condition and repair and are structurally sound and free of any material defects; and
          (B) are suitable, sufficient and appropriate in all respects for their current and contemplated uses.

                    SECTION 3.11  Employee Benefit Plans.  (a)
          Section 3.11(a) of the Disclosure Schedule contains, to the knowledge of the Company, a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")(including without limitation multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), under which any employee or former employee of the Company or any of its Subsidiaries has, or could reasonably be expected to have, any present or future right to benefits or under which the Company or any Subsidiary of the Company has, or could reasonably be expected to have, any present or future material liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans". Section 3.11(a) of the Disclosure Schedule also contains a true and complete description of all severance plans of the Company or any of its Subsidiaries. No Company Plan is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA or is an "employee pension plan" within the meaning of
          Section 3(2) of ERISA subject to Title IV of ERISA.

                    (b)  With respect to each Company Plan, the
          Company has delivered or made available to Newco a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) any related trust agreement, annuity contract or other funding instrument;
          (ii) the most recent determination letter; (iii) any summary plan description and other written communications (or description of any oral communication) by the Company or any of its Subsidiaries which modify in any significant respect the benefits provided under the terms of any Company Plan in a manner not reflected in any of the documents otherwise described in this subsection (b); and (iv) for the three most recent years (A) the Form 5500 and attached schedules; (B) audited financial statements; and (C) actuarial valuation reports.

                    (c)  With respect to all the Company Plans,
          except as set forth in the SEC Reports: (i) all Company Plans are in compliance with all applicable law, including the Internal Revenue Code of 1986, as amended (the "Code"), and ERISA, including in compliance with all filing and reporting requirements, except as would not reasonably be expected to have a Material Adverse Effect;
          (ii) the aggregate projected benefit obligations of each pension plan that is subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Plan) do not exceed the fair market value of the assets of such pension plan (as of the date of such valuation), and, to the knowledge of the Company, no material adverse change has occurred with respect to the financial condition of such plan since such last valuation; (iii) each of the Company Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and such determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Company Plans, and the period for making any such necessary retroactive amendments has not expired; (iv) no act, omission or transaction (individually or in the aggregate) has occurred with respect to any Company Plan that has resulted or could result in any material liability (direct or indirect) of the Company or any of its Subsidiaries under Sections 409 or 502(c)(i) or (l) of ERISA or Chapter 43 of Subtitle (A) of the Code; (v) there is no pending or, to the knowledge of the Company, threatened litigation or administrative agency proceeding relating to any Company Plan (other than benefit claims in the ordinary course); (vi) the Company has no obligations under any unfunded deferred compensation plans; (vii) neither the Company, its Subsidiaries nor any entity that is treated as a single employer with the Company or its Subsidiaries under Section 414(b), (c),
          (m) or (o) of the Code (an "ERISA Affiliate") has incurred or reasonably expects to incur any Lien or liability to the Pension Benefit Guaranty Corporation, any Pension Plan or otherwise under Sections 3.02 or 6.01 et seq. of Title IV of ERISA (other than the payment of contributions or premiums, none of which are overdue) or under Sections 412, 4971 or 4980B of the Code; and (viii) neither the Company nor any of its Subsidiaries makes any contributions to or has any obligation to create or contribute to any multiemployer plan (within the meaning of Section 3(37) of ERISA) or a multiple employer plan (within the meaning of Section 413(c) of the Code).

                    (d)  Except as specifically contemplated by
          this Agreement or as disclosed in Section 3.11(d) of the Disclosure Schedule, the consummation of the Merger and the other transactions contemplated hereby will not (x) entitle any employee or director of the Company or any of its Subsidiaries to severance pay, or (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Plans.

                    SECTION 3.12  Tax Matters.  For purposes of
          this Section 3.12 and Section 3.11, any reference to the Company or its Subsidiaries shall include any corporation that merged or was liquidated with and into the Company or any of its Subsidiaries. Except as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

                    (a) All Tax Returns required to be filed by or with respect to the Company and its Subsidiaries have been timely filed. The Company and its Subsidiaries have
          (i) timely paid all Taxes that are due, or that have been asserted in writing by any taxing authority to be due, from or with respect to it for the periods ending prior to the date hereof or (ii) provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns.
                    (b)  No claim for unpaid Taxes has become a
          Lien against the property of the Company or any of its Subsidiaries or is being asserted against the Company or any of its Subsidiaries.

                    (c) The statute of limitations with respect to the Tax Returns of the Company and its Subsidiaries and of each affiliated group (within the meaning of the Code) of which the Company and any of its Subsidiaries are or have been a member for all periods through the respective years specified in Section 3.12 of the Disclosure Schedule has expired. There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or any Subsidiary of the Company for any taxable period, and no power of attorney granted by or with respect to the Company or any Subsidiary of the Company relating to Taxes is currently in force.

                    (d)  No audit or other proceeding by any
          Governmental Entity has formally commenced and no notification has been given to the Company or any Subsidiary of the Company that such an audit or other proceeding is pending or threatened with respect to any Taxes due from or with respect to the Company or any Subsidiary of the Company or any Tax Return filed by or with respect to the Company or any Subsidiary of the Company. No assessment of Tax has been proposed in writing against the Company or any Subsidiary of the Company or any of their assets or properties.

                    (e)  As of the Effective Time, neither the
          Company nor any of the Subsidiaries shall be a party to, be bound by or have any obligation under, any Tax sharing agreement or similar contract or arrangement.

                    (f) There is no contract or agreement, plan or arrangement by the Company or any Subsidiary of the Company covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company or its Subsidiaries by reason of Section 162(m) or Section 280G of the Code or otherwise, as now in effect or as in effect as of the Effective Time.

                    (g)  As used herein, "Taxes" shall mean all
          taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity. As used herein, "Tax Return" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                    SECTION 3.13 Environmental Laws. (a) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
          (i) the Company and its Subsidiaries hold, and, to the knowledge of the Company, are in compliance with, all Environmental Permits, and the Company and its Subsidiaries are otherwise in compliance with all applicable Environmental Laws and there are no circumstances that might prevent or interfere with such compliance in the future; (ii) none of the Company or any of its Subsidiaries has received any Environmental Claim, and the Company is not aware of any threatened Environmental Claim or of any circumstances, conditions or events that could reasonably be expected to give rise to a Environmental Claim, against the Company or any of its Subsidiaries; (iii) none of the Company or any of its Subsidiaries has entered into or agreed to any consent decree, order or agreement under any Environmental Law, and none of the Company or any of its Subsidiaries is subject to any judgment, decree, order or other requirement relating to compliance with any Environmental Law or to investigation, cleanup, remediation or removal of regulated substances under any Environmental Law; (iv) to the knowledge of the Company, there are no (A) underground storage tanks, (B) polychlorinated biphenyls,
          (C) asbestos or asbestos-containing materials, (D) urea-formaldehyde insulation, (E) sumps, (F) surface impoundments, (G) landfills, (H) sewers or septic systems or (I) other Hazardous Materials present at any facility owned, leased, operated or otherwise used by the Company or any of its Subsidiaries that could reasonably be expected to give rise to a liability of the Company or any of its Subsidiaries under any Environmental Laws; (v) to the knowledge of the Company, there are no past (including, without limitation, with respect to assets or businesses formerly owned, leased or operated by the Company or any of its Subsidiaries) or present actions, activities, events, conditions or circumstances, including without limitation the release, threatened release, migration, emission, discharge, generation, treatment, storage or disposal of Hazardous Materials, that could reasonably be expected to give rise to a material liability of the Company or any of its Subsidiaries under any Environmental Laws or any contract or agreement; (vi) no modification, revocation, reissuance, alteration, transfer, or amendment of the Environmental Permits, or any review by, or approval of, any third party of the Environmental Permits is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation of the business of the Company or its Subsidiaries following such consummation; (vii) to the knowledge of the Company, Hazardous Materials have not been generated, transported, treated, stored, disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by the Company or any of its Subsidiaries, in violation of, or in a manner or to a location that could give rise to a material liability under, any Environmental Laws; and (viii) to the knowledge of the Company, the Company and its Subsidiaries have not assumed, contractually or by operation of law, any liabilities or obligations under any Environmental Laws.

                    (b)  For purposes of this Agreement, the
          following terms shall have the following meanings:

                    "Environmental Claim" means any written or oral notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging liability or potential liability (including without limitation liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or any of its Subsidiaries, (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit or (iii) otherwise relating to obligations or liabilities under any Environmental Laws.

                    "Environmental Laws" means all applicable
          Federal, state, local and foreign statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar state, local and foreign laws.

                    "Environmental Permits" means all permits, licenses, registrations and other governmental authorizations required under Environmental Laws for the Company and its Subsidiaries, including without limitation in connection with the operations of the Company's and its Subsidiaries' facilities and otherwise to conduct their respective businesses.

                    "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestoscontaining materials, pollutants, contaminants and all other materials, substances and forces, including but not limited to electromagnetic fields, regulated pursuant to, or that could form the basis of liability under, any Environmental Law.

                    SECTION 3.14 Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect: (i) the Company and each of its Subsidiaries owns, or is licensed or otherwise has the right to use (in each case, free and clear of any Liens of any kind), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) no claims are pending or, to the knowledge of the Company, threatened, and the Company and its Subsidiaries have not received any notice or notification alleging, that the Company or any of its Subsidiaries is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property owned by, licensed to and/or used by the Company or its Subsidiaries and, to the knowledge of the Company, there is no basis therefor; (iii) neither the Company nor any of its subsidiaries has infringed upon or misappropriated, or is infringing upon or misappropriating, any U.S. or foreign patents or copyrights or any U.S., state or foreign trademarks, or other Intellectual Property rights of any person; (iv) to the knowledge of the Company, no person is infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries; and (v) the execution and delivery of this Agreement, compliance with its terms and the consummation of the transactions contemplated hereby do not and will not conflict with or result in any violation or default (with or without notice or lapse of time or both) or give rise to any right, license or Lien relating to Intellectual Property, or right of termination, alteration, amendment, cancellation or acceleration of any Intellectual Property right or obligation, or the loss or encumbrance of any Intellectual Property or benefit related thereto, or result in or require the creation, imposition or extension of any Lien upon any Intellectual Property or right. For purposes of this Agreement, "Intellectual Property" means all intellectual property or other proprietary rights of every kind, including, without limitation, all domestic or foreign patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks (registered and unregistered) and trademark applications and registrations, brand names, certification marks, service marks and service mark applications and registrations, trade names, trade dress, copyright registrations, design rights, customer lists, marketing and customer information, mask works, rights, know-how, licenses, technical information (whether confidential or otherwise), software, and all documentation thereof. The items disclosed on Section 3.14 of the Disclosure Schedule do not and will not, in any material respect, limit the ability of the Company and its Subsidiaries to conduct their business in the ordinary course of business consistent with past practice, and do not and will not result in the imposition of significant additional costs.

                    SECTION 3.15  Labor Matters.  Except as
          disclosed in Section 3.15 of the Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (ii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (iii) there is no strike, work stoppage or other labor dispute involving the Company or any of its Subsidiaries pending or, to the Company's knowledge, threatened; (iv) to the knowledge of the Company, no action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or threatened against the Company or any of its Subsidiaries; (v) to the knowledge of the Company, no grievance is pending or threatened against the Company or any of its Subsidiaries; and (vi) neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.

                    SECTION 3.16  Business Relationships; No
          Restrictive Agreements. (a) The relationships of the Company and its Subsidiaries with its customers, distributors, licensors, designers and suppliers are satisfactory in all material respects and the execution of this Agreement and the consummation of the Merger and the transactions contemplated hereby will not materially adversely affect the relationships of the Company and its Subsidiaries with such customers, distributors, licensors, designers and suppliers.

                    (b) The Company and its Subsidiaries are not parties to or bound by any agreement, contract, policy, license, document, instrument, arrangement or commitment that limits the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any person or in any geographic area or which would so limit the freedom of the Company or any of its Subsidiaries or affiliates after the Effective Time.

                    SECTION 3.17 Form S-4; Proxy Statement. None of the information supplied by the Company for inclusion in (i) the registration statement on Form S-4 to be filed with the SEC by the Company in connection with the retention of Company Common Stock following the Merger (such Form S-4, as amended or supplemented, is herein referred to as the "Form S-4") will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (as defined in Section 6.1) (such proxy statement, as amended or supplemented, is herein referred to as the "Proxy Statement") will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Newco specifically for inclusion in the Proxy Statement. The Form S-4 will, as of its effective date, and the prospectus contained therein will, as of its date, comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Agreement, the parties agree that statements made and information in the Form S-4 and the Proxy Statement relating to the Federal income tax consequences of the transactions herein contemplated to holders of Company Common Stock shall be deemed to be supplied by the Company and not by Newco.

                    SECTION 3.18  Brokers.  No broker, finder or
          investment banker other than Wasserstein Perella & Co., Inc. (the "Company Financial Advisor") is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has heretofore furnished to Newco a complete and correct copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby. Assuming the amount of net debt reflected in the Company's financial records as of June 30, 1997, as provided to the Company Financial Advisor, is the same amount at the Closing, the aggregate fees payable under such agreements would be approximately $2.0 million. Compensation for the Company Financial Advisor's services in connection with the transactions contemplated by this Agreement will be calculated on the Closing Date and will be based on the Aggregate Consideration (as such term is defined in the letter agreement, dated July 8, 1997, between the Company Financial Advisor and the Company) paid in such transactions.

                    SECTION 3.19  Opinion of Company Financial
          Advisor. The Company has received the opinion of the Company Financial Advisor dated the date of this Agreement, to the effect that the Cash Election Price to be received in the Merger by the Company's stockholders, other than the Stockholder, is fair to such stockholders from a financial point of view.

                    SECTION 3.20 Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote of the disinterested directors present (which directors constituted a quorum)
          (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the Voting Agreement and the transactions contemplated thereby, taken together, based on the availability of the Cash Election Price to any stockholder who so elects, are fair to and in the best interests of the stockholders of the Company (other than the Stockholder), and (ii) resolved to recommend that the holders of the shares of Company Common Stock approve this Agreement and the transactions contemplated herein, including the Merger.

                                  ARTICLE 4.

                       REPRESENTATIONS AND WARRANTIES
                                   OF NEWCO

                    Newco hereby represents and warrants to the Company that:

                    SECTION 4.1 Corporate Organization. Newco is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority and any necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to prevent the consummation of the Merger. Newco was formed on June 23, 1997 solely for the purpose of engaging in the transactions contemplated hereby. Newco has not (i) incurred, nor will it incur prior to and including the Effective Time, directly or indirectly, any liabilities or obligations, (ii) engaged in any business activity or transaction, or (iii) entered into any agreement or arrangement with any person or entity, except, in any such case, in connection with its organization or the negotiation of this Agreement, the Voting Agreement, the Employment Arrangements, the financing of the transactions contemplated hereby and the performance thereof.

                    SECTION 4.2  Authority Relative to This
          Agreement. Newco has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Newco and the consummation by Newco of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Newco are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Newco and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Newco enforceable against it in accordance with its terms.

                    SECTION 4.3 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by Newco does not and will not: (i) conflict with or violate the certificate of incorporation or by-laws of Newco; (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) and (ii) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, ordinance, judgment, arbitral award or decree applicable to Newco or by which it or any of its properties are bound or affected; or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, alteration, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Newco pursuant to, any loan, credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit, concession, franchise or other instrument or obligation to which Newco is a party or by which Newco or any of its properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to prevent the consummation of the Merger.

                    (b) The execution, delivery and performance of this Agreement by Newco and the consummation of the transactions contemplated hereby by Newco do not and will not require any consent, approval, authorization, order or permit of, action by, registration, declaration or filing with or notice or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, the Securities Act and the rules and regulations promulgated thereunder, the HSR Act, and state securities or "Blue Sky" laws,
          (ii) the filing and recordation of appropriate merger or other documents as required by the DGCL, and (iii) such consents, approvals, authorizations, orders, permits, actions, registrations, declarations, filings, notices or notifications the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent the consummation of the Merger.

                    SECTION 4.4 Form S-4; Proxy Statement. None of the information supplied in writing by Newco specifically for inclusion in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Newco makes no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in or incorporated by reference in any of the foregoing documents.

                    SECTION 4.5  Brokers.  No broker, finder or
          investment banker (other than Goldman, Sachs & Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Newco. A copy of the fee arrangement has previously been provided to the Company. Unless the Merger is consummated, the Company shall not be responsible for the payment of any such fees to Goldman, Sachs & Co.

                    SECTION 4.6  Financing.  Attached as Annexes
          A-1 to A-3 of the Disclosure Schedule are true and complete copies of the letters, dated the date hereof, issued in connection with the financing of the transactions contemplated by this Agreement. The terms and conditions of the letters attached as Annexes A-1 to A-3 of the Disclosure Schedule are satisfactory to Newco. As of the date of this Agreement, Newco has been advised by its independent accountants that such accountants believe the Merger will be recorded as a recapitalization for financial reporting purposes.

                    SECTION 4.7  Newco Not an Interested
          Stockholder. As of the date of this Agreement, to the knowledge of Newco, neither Newco nor any of its affiliates is an "interested stockholder" as such term is defined in Section 203 of the DGCL.

                    SECTION 4.8 Solvency of the Company Following the Merger. Newco believes that, immediately after the Effective Time and after giving effect to the Merger and the transactions contemplated hereby, the Company will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred debts beyond its ability to pay as they become due.

                                  ARTICLE 5.

                    CONDUCT OF BUSINESS PENDING THE MERGER

                    SECTION 5.1  Conduct of Business Pending the
          Merger. The Company covenants and agrees that, during the period from the date hereof to the Effective Time, unless Newco gives its prior written consent, the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and in compliance with applicable laws; and the Company and its Subsidiaries shall each use its reasonable best efforts (i) to preserve substantially intact the business organization of the Company and its Subsidiaries, (ii) to keep available the services of the present officers, employees and consultants of the Company and its Subsidiaries and
          (iii) to preserve the present relationships of the Company and its Subsidiaries with customers, distributors, licensors, designers and suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations. Except as expressly contemplated by this Agreement, by way of amplification and not limitation, neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, except as set forth in
          Section 5.1 of the Disclosure Schedule, directly or indirectly take, or propose or commit to take, any of the following actions without the prior written consent of
          Newco:

                    (a) amend or otherwise change the certificate of incorporation or by-laws or equivalent organizational documents of the Company or any of its Subsidiaries;

                    (b)  issue, deliver, sell, lease, sell and
          leaseback, pledge, mortgage, dispose of or encumber or subject to any Lien, or authorize or commit to the issuance, delivery, sale, lease, sale/leaseback, pledge, mortgage, disposition or encumbrance of or to the subjection to any Lien, (A) any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock or any other ownership interest (including but not limited to stock appreciation rights or phantom stock) of the Company or any of its Subsidiaries (except for the issuance and delivery of shares of Company Common Stock issuable in accordance with the terms of Options outstanding as of the date hereof, and upon the terms in effect as of the date hereof) or (B) any assets of the Company or any of its Subsidiaries, other than inventory or other assets sold, leased or disposed of in the ordinary course of business consistent with past practice;

                    (c)  declare, set aside, make or pay any
          dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to the Company and/or other direct or indirect wholly owned Subsidiaries of the Company;

                    (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of the Company or any of its Subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), other than in connection with the exercise of Options outstanding on the date hereof pursuant to Section 8.3 of the Stock Plan;

                    (e) (i) other than with respect to borrowings and repayments in the ordinary course of business under the lines of credit listed on Schedule 5.1(e)(i) (which borrowings shall not in aggregate amount exceed $18 million in U.S. dollars at any one time outstanding and shall not have interest rate periods extending beyond the Effective Time), repurchase, repay, incur or cause or permit to exist any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or investments in, any person other than the Company or a direct or indirect wholly owned Subsidiary of the Company; (ii) enter into, terminate, waive, modify or amend any material contract, license or agreement, other than in the ordinary course of business consistent with past practice; or (iii) except as set forth in the Company's capital budget which is set forth in Section 5.1(e)(iii) of the Disclosure Schedule, authorize any single expenditure for any capital or acquisition (including without limitation any acquisition of any corporation, partnership or other business enterprise or division thereof by share purchase, merger, consolidation or otherwise) other than capital expenditures not to exceed $50,000 individually or $200,000 in the aggregate;

                    (f)  (i) increase the compensation or fringe
          benefits of any of its directors, officers or employees, except for increases in salary or wages of employees of the Company or its Subsidiaries, who are not directors or officers of the Company, in the ordinary course of business and consistent in all material respects with the Company's budget, (ii) grant any severance or termination pay not currently required to be paid under existing severance plans to, or enter into or modify in any material or economic respect any employment, consulting or severance agreement or arrangement with, any present or former director, officer or other employee of the Company or any of its Subsidiaries, except for the granting of severance or termination pay, in the ordinary course of business consistent with past practice, to nonexecutive employees who are terminated by the Company after the date hereof, (iii) establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees or
          (iv) terminate the existing employment arrangements with any of the individuals listed in Section 5.1(f) of the Disclosure Schedule or take any action that would constitute a breach of any such arrangements or take any action (other than consummation of the Merger) which would cause any change-of-control, severance or similar payment to be payable to any such individual or make any payment of any bonus or other extraordinary or termination payment which such individual has agreed to waive, modify or amend in connection with the Employment Arrangements;

                    (g) except as may be required as a result of a change in law or in generally accepted accounting principles, change in any material respect any of the accounting practices or principles used by it;

                    (h) make any material tax election or settle or compromise any material Federal, state, local or foreign Tax liability;

                    (i)  settle or compromise any pending or
          threatened suit, action or claim for in excess of $100,000 per suit, action or claim, and $250,000 in the aggregate, or which relates to the transactions contemplated hereby;

                    (j)  adopt a plan of complete or partial
               liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than this Agreement and the Merger); or

                         (k)  take, or offer or propose to take, or
               agree to take in writing or otherwise, any of the actions described in Sections 5.1(a) through 5.1(j).

                                       ARTICLE 6.

                                 ADDITIONAL AGREEMENTS

                         SECTION 6.1  Stockholders Meeting.  The
               Company, acting through its Board of Directors, will, as promptly as practicable following the date of effectiveness of the Form S-4 and in consultation with Newco, (i) duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of considering and adopting and approving this Agreement and the transactions contemplated hereby (the "Stockholders Meeting") and (ii) (A) include in the Proxy Statement the unanimous recommendation of the Board of Directors that the stockholders of the Company vote in favor of the approval of this Agreement and the transactions contemplated hereby and the written opinion of the Company Financial Advisor that the Cash Election Price to be received by the stockholders of the Company, other than the Stockholder, pursuant to the Merger, is fair to such stockholders from a financial point of view, (B) include along with the Proxy Statement a Form of Election, and (C) use its best efforts to hold such meeting and obtain the necessary approval of this Agreement and the transactions contemplated hereby by its stockholders, as soon as practicable after the date hereof.

                         SECTION 6.2  Form S-4 and Proxy Statement.
               Promptly following the date of this Agreement, the Company shall prepare the Proxy Statement, and the Company shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included. The Company shall use its best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use its best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall also take any action required to be taken under any applicable state securities or "Blue Sky" laws in connection with the registration and qualification in connection with the Merger of capital stock of the Company following the Merger. The information provided by the Company for use in the Form S-4, and to be supplied by Newco in writing specifically for use in the Form S-4, shall, at the time the Form S-4 becomes effective and on the date of the Stockholders Meeting referred to above, be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not misleading, and the Company and Newco each agree to correct any information provided by it for use in the Form S-4 which shall have become false or misleading.
               The foregoing notwithstanding, from and after the Effective Time, the Company will have no obligation to maintain the registration of the Company Common Stock or to make any further filings under any federal or state securities or "Blue Sky" laws with respect to the Company Common Stock, except as may then be required by law, and, to the extent not prohibited by applicable law, may terminate any such prior registration. Newco and the Company will cooperate with each other in the preparation of the Proxy Statement and the Form S-4; without limiting the generality of the foregoing, the Company will immediately notify Newco of the receipt of any comments from the SEC, the effectiveness of the Form S-4 and any request by the SEC for any amendment to the Proxy Statement or the Form S-4 or for additional information. All filings with the SEC, including the Proxy Statement and the Form S-4 and any amendment thereto, and all mailings to the Company's stockholders in connection with the Merger, including the Proxy Statement, shall be subject to the prior review, comment and approval of Newco. Newco will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company agrees to use its reasonable best efforts, after consultation with Newco, to respond promptly to any comments made by the SEC with respect to the Proxy Statement (and any preliminary version thereof filed by it) and the Form S-4.

                         SECTION 6.3  Access to Information;
               Confidentiality. (a) From the date hereof to the Effective Time, the Company shall, and shall cause its Subsidiaries, officers, directors, employees, auditors, environmental auditors, counsel, financial advisors and other agents to, afford Newco and its representatives and potential financing sources, reasonable access at all reasonable times to its officers, employees, agents, properties, offices, warehouses and other facilities and to all books, contracts and records, and shall furnish Newco and such financing sources with all financial, operating and other data and information as Newco, its representatives or such financing sources may from time to time reasonably request. During such period, the Company shall, and shall cause its Subsidiaries, officers, employees and representatives to, furnish promptly to Newco a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities or "Blue Sky" laws.

                         (b) Each of the Company and Newco agrees with respect to all confidential information relating to the other party (the "Disclosing Party") that is or has been furnished or disclosed to the first party (the "Receiving Party") on, after or before the date hereof including, but not limited to, information regarding the Disclosing Party's organization, personnel, business activities, customers, policies, assets, finances, costs, sales, revenues, rights, obligations, liabilities and strategies ("Confidential Information"), that, unless and until the transactions contemplated by this Agreement shall have been consummated, (1) such Confidential Information is confidential and/or proprietary to the Disclosing Party and entitled to and shall receive treatment as such by the Receiving Party and (2) the Receiving Party will, and will require all of its directors, officers, employees, representatives, stockholders, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) who have access to such Confidential Information to, hold in confidence and not disclose to others nor use (except in respect of the transactions contemplated by this Agreement or as required by law or in a court, administrative, or regulatory proceeding) any such Confidential Information; provided, however, that the Receiving Party shall not have any restrictive obligation with respect to any Confidential Information which (x) is or becomes publicly known through no wrongful act or omission of, or violation of the terms hereof by, the Receiving Party or
               (y) becomes known to the Receiving Party from a source which, to the best of the Receiving Party's knowledge, has no confidentiality obligation with respect to such Confidential Information at the time of receipt of such Confidential Information. The Receiving Party shall provide Confidential Information only to its directors, officers, employees, representatives, stockholders, agents, advisors (including attorneys, accountants, consultants, bankers and financial advisors) and potential financing sources who have a need to know such Confidential Information in connection with the transactions contemplated by this Agreement.

                         (c)  No investigation pursuant to this Section
               6.3 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

                         SECTION 6.4 No Solicitation. (a) The Company and its Subsidiaries and their respective officers, directors, employees, representatives, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Acquisition Transaction (as defined below). The Company agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries' directors, officers, employees, agents, representatives or advisors (including attorneys, accountants, consultants, bankers and financial advisors), directly or indirectly, to, solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any merger, liquidation, recapitalization, consolidation or other business combination involving the Company or its Subsidiaries or acquisition or exchange of any capital stock or any material portion of the assets (except for acquisitions of assets in the ordinary course of business consistent with past practice) of the Company or its Subsidiaries, or any combination of the foregoing (an "Acquisition Transaction"), or negotiate, explore or otherwise engage in substantive discussions with any person (other than Newco) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated hereby; provided that the Company may furnish information to, and negotiate or otherwise engage in substantive discussions with, any party who delivers a bona fide written proposal for an Acquisition Transaction if the Company's Board of Directors determines in good faith and upon the advice from its outside legal counsel, that failing to take such action would constitute a breach of the fiduciary duties of the Company's Board of Directors and such a proposal is, in the opinion of the Company's Board of Directors, more favorable to the Company's stockholders (other than the Stockholder) from a financial point of view than the transactions contemplated by this Agreement.

                         (b) From and after the execution of this
               Agreement, the Company shall immediately advise Newco in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations or proposals relating to an Acquisition Transaction, identify the offeror and furnish to Newco a copy of any such proposal or inquiry, if it is in writing, or a written summary of any such proposal relating to an Acquisition Transaction if it is not in writing. The Company shall promptly advise Newco of any development relating to such proposal, including the results of any discussions or negotiations with respect thereto.

                         SECTION 6.5 ESOP. The Company shall cooperate with Newco in taking all steps necessary or appropriate so that, effective as of the Effective Time, the Company's Employee Stock Ownership Plan (the "ESOP") shall be amended so as to (i) eliminate the right of participants in the ESOP to receive distributions in the form of employer securities, (ii) terminate the status of the ESOP as an employee stock ownership plan, (iii) provide that the Merger Consideration received by the ESOP in the Merger shall not be reinvested in employer securities, (iv) freeze benefit accruals under the ESOP, and (v) vest all participants in the ESOP in their account balances in the ESOP.

                         SECTION 6.6  Directors' and Officers'
               Indemnification and Insurance. (a) For six years after the Effective Time, the Company shall indemnify all present and former directors, officers, employees and agents of the Company for acts or omissions occurring prior to the Effective Time to the fullest extent now provided in the Company's certificate of incorporation and by-laws consistent with applicable law, to the extent such acts or omissions are uninsured (provided, that to the extent that during any such period insurance does not fully indemnify any person contemplated to be indemnified in accordance with the terms of this Section 6.6, the Company shall indemnify such person in accordance with such terms), and shall, in connection with defending against any action for which indemnification is available hereunder, and subject to Section 6.6(c) hereof, reimburse and advance expenses to such officers, directors, employees and agents, from time to time upon receipt of reasonably sufficient supporting documentation, for any reasonable costs and expenses reasonably incurred by such officers, directors, employees and agents in connection with such defense; provided that such advancement and reimbursement shall be conditioned upon such officer's, director's, employee's or agent's agreement promptly to return such amounts to the Company if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such officer or director in the manner contemplated hereby is prohibited by applicable law. In addition to the foregoing, the Company will comply with its obligations under the indemnification agreements referred to in item A.2. of Section 3.9 of the Disclosure Schedule, subject to the terms and provisions thereof.

                         (b) The Company shall maintain in effect for
               six years from the Effective Time policies of directors' and officers' liability insurance containing terms and conditions which are not less advantageous than those policies maintained by the Company at the date hereof, with respect to matters occurring prior to the Effective Time, to the extent available, and having the maximum available coverage under the current policies of directors' and officers' liability insurance; provided that (i) the Company following the Merger shall not be required to spend in excess of a $770,000 annual premium therefor; provided further that if the Company following the Merger would be required to spend in excess of a $770,000 premium per annum to obtain insurance having the maximum available coverage under the current policies, the Company will be required to spend $770,000 to maintain or procure insurance coverage pursuant hereto, subject to availability of such (or similar) coverage and
               (ii) such policies may in the sole discretion of the Company be one or more "tail" policies for all or any portion of the full six year period.

                         (c) In furtherance of and not in limitation of the preceding paragraphs, Newco agrees that the officers and directors of the Company who are defendants in all litigation commenced by stockholders of the Company, whether before or after the date of this Agreement, with respect to (x) the performance of their duties at or prior to the Effective Time as such officers and/or directors under Federal or state law (including without limitation litigation under Federal and state securities laws) or (y) this Agreement, the Voting Agreement and the transactions contemplated hereby (the "Subject Litigation") shall be entitled to be represented, at the reasonable expense of the Company, in the Subject Litigation by one counsel (and one local counsel in each jurisdiction in which a case is pending), each of which such counsel shall be selected by a plurality of such officer/director defendants, subject to the approval of the Company, which approval shall not be unreasonably withheld; provided that neither Newco nor the Company shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and that a condition to any further indemnification payments provided in Section 6.6(a) shall be that such officer/director defendant shall not have settled any Subject Litigation without the consent of Newco and the Company; and provided further that neither Newco nor the Company shall have any obligation hereunder to any officer/director defendant when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such officer/director defendant in the manner contemplated hereby is prohibited by applicable law.

                         SECTION 6.7 Notification of Certain Matters. The Company shall give prompt notice to Newco, and Newco shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company or Newco, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
               Section 6.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                         SECTION 6.8 Further Action; Best Efforts. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Voting Agreement, including but not limited to (i) cooperation in the preparation and filing of the Form S-4, the Proxy Statement, any required filings under the HSR Act and any amendments to any thereof, (ii) determining whether any filings are required to be made or consents, approvals, waivers, licenses, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination, amendment, alteration or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any Governmental Entities or third parties, including parties to loan agreements or other debt instruments, in connection with the transactions contemplated by this Agreement, and (iii) promptly making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such consents, approvals, permits or authorizations. The Company shall not take any action to restrict, limit or prohibit Newco's ability to exercise all of its rights and obligations under the Voting Agreement, and the Company and its Board of Directors has provided and shall provide and maintain all approvals required under Section 203 of the DGCL in order to permit such exercise; provided, however, that the Company and its Board of Directors will not be prohibited from taking any action required by the Board of Directors' fiduciary duties it deems reasonably appropriate in response to Newco attempting to acquire any shares of Company Common Stock other than those subject to the option under Section 4 of the Voting Agreement (the "Voting Agreement Option"), except the Company and the Board of Directors will not revoke, amend or restrict the approvals under Section 203 of the DGCL referred to above, or attempt to assert that such approvals are not valid or are inapplicable.

                         (b)  Each of the parties agrees to cooperate
               with each other in taking, or causing to be taken, all actions necessary to delist the shares of Company Common Stock from The Nasdaq Stock Market Inc.'s (the "NASDAQ") National Market, provided that such delisting shall not be effective until after the Effective Time. The parties also acknowledge that it is Newco's intent that the shares of retained Company Common Stock following the Merger will not be quoted on the NASDAQ National Market or listed on any national securities exchange.

                         (c)  The Company agrees to provide, and will
               cause its Subsidiaries and its and their respective officers, employees and advisors to provide, all necessary cooperation in connection with the arrangement of any financing to be consummated contemporaneous with or at or after the Closing in respect of the transactions contemplated by this Agreement, including without limitation, participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants and legal opinions as may be requested by Newco or its sources of financing. The parties acknowledge that the payment of any fees by the Company in connection with any commitment letters shall be subject to the occurrence of the Closing. In addition, in conjunction with the obtaining of any such financing, the Company agrees, at the request of Newco, to call for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness or equipment leases of the Company and its Subsidiaries; provided that no such prepayment, redemption or renegotiation shall themselves actually be made effective until contemporaneous with or after the Effective Time.

                         (d)  The Company shall cooperate with any
               reasonable requests of Newco or the SEC related to the recording of the Merger as a recapitalization for financial reporting purposes, including, without limitation, to assist Newco and its affiliates and representatives with any presentation to the SEC with regard to such recording and to include appropriate disclosure with regard to such recording in all filings with the SEC and all mailings to stockholders made in connection with the Merger. In furtherance of the foregoing, the Company shall provide to Newco, and Newco shall provide to the Company, for the prior review of Newco's and the Company's advisors, any description of the transactions contemplated by this Agreement which is meant to be disseminated.

                         (e)  (ii)  Newco hereby agrees to use its
               reasonable best efforts, subject to normal conditions, to arrange the financing described in Annexes A-1 and A-2 of the Disclosure Schedule in respect of the transactions contemplated by this Agreement, including using its reasonable best efforts (A) to assist the Company in the negotiation of definitive agreements with respect thereto and (B) to satisfy all conditions applicable to Newco in such definitive agreements. Newco will keep the Company informed of the status of its efforts to arrange such financing, including making reports with respect to significant developments. In the event Newco is unable to arrange any portion of such financing in the manner or from the sources originally contemplated, Newco will use its reasonable best efforts, subject to normal conditions, to arrange any such portion from alternative sources on substantially similar terms to those contemplated in such Annexes A-1 and A-2.

                         (iii) Subject to the Company having received the proceeds of the financing described in Section 7.2(f) on terms satisfactory to Newco, Newco at the Closing will be capitalized with an equity contribution of $67.5 million (including contributions of Company Common Stock by certain employee stockholders valued at the Cash Election Price per share and including issuances of restricted stock valued at the purchase price paid by investors purchasing shares of Newco for cash). Newco will be under no obligation pursuant to the preceding sentence unless and until the Company receives the proceeds of the financing described in Section 7.2(f) on terms satisfactory to Newco. In addition, Newco will be under no obligation under any circumstances to be capitalized with equity of more than $67.5 million (calculated as described above).

                         (f)  In case at any time after the Effective
               Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such necessary action.

                         SECTION 6.9  Public Announcements.  Prior to
               the Effective Time, neither Newco nor the Company will issue any press release or public statement with respect to the transactions contemplated by this Agreement, including the Merger, or the Voting Agreement, without the other party's prior consent, except as may be required by applicable law, court process or by obligations pursuant to its inclusion in the NASDAQ National Market. In addition to the foregoing, Newco and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to such transactions. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

                         SECTION 6.10 Disposition of Litigation. The Company will not voluntarily cooperate with any third party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Merger and will cooperate with Newco to resist any such effort to restrain or prohibit or otherwise oppose the Merger.

                         SECTION 6.11 Affiliates. Prior to the Closing Date, the Company shall deliver to Newco a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such person who makes a Mixed Election to deliver to Newco on or prior to the Closing Date a written agreement substantially in the form attached as Annex A hereto.

                         SECTION 6.12 Stop Transfer Order. The Company shall notify the Company's transfer agent that there is a stop transfer order with respect to all of the Subject Shares (as defined in the Voting Agreement) and that the Voting Agreement places limits on the voting of the Subject Shares.

                         SECTION 6.13 Transfer Taxes. Newco shall pay when due any and all transfer, documentary, sales, use, registration and other similar taxes (including without limitation any applicable stock transfer (except as provided in Section 2.5(b)) and real property taxes) and related amounts incurred as a result of the Merger and the transactions contemplated hereby.

                         SECTION 6.14 Employee Plans and Benefits. (a) Subject to applicable law, the Company will honor in accordance with their terms all existing employment agreements and employee benefits plans between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries; provided that nothing in this Section 6.14(a) shall prevent the Company from amending or terminating any such agreements or plans in accordance with the terms thereof.

                         (b) Newco agrees that, for at least two years from the Effective Time, subject to applicable law, the Company and its Subsidiaries will provide benefits to their employees as a group (and not necessarily on an individual-by-individual or group-by-group basis) which will, in the aggregate, be similar to those currently provided by the Company and its Subsidiaries to their employees; provided that the Company and its Subsidiaries will not be under any obligation to retain any employee or group of employees.

                                       ARTICLE 7.

                                  CONDITIONS OF MERGER

                         SECTION 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

                         (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

                         (b)  HSR Act.  The waiting period (and any
               extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

                         (c)  No Injunctions or Restraints.  No
               temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties hereto shall use their best efforts to have any such injunction, order, restraint or prohibition vacated.

                         (d)  Form S-4.  To the extent required by
               applicable law, the Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "Blue Sky" and other state securities laws applicable to the registration and qualification of the retained Company Common Stock following the Merger shall have been complied with.

                         SECTION 7.2 Conditions to Obligation of Newco. The obligation of Newco to effect the Merger is further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

                         (a)  Representations and Warranties.  The
               representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct and any such representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made at and as of the Closing. Newco shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect set forth in this paragraph.

                         (b) Performance of Obligations of the Company. The Company shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing (except for such failures to perform as, either individually or in the aggregate, have not had or would not reasonably be expected to have, a Material Adverse Effect).

                         (c) Consents, Etc. Newco shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties as are necessary in connection with the transactions contemplated hereby have been obtained, except where the failure to obtain such licenses, permits, consents, approvals, authorizations, qualifications and orders would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, however, that in any case, the consents and amendments set forth in Section 7.2(c) of the Disclosure Schedule shall have been obtained.

                         (d) No Material Litigation.  There shall not be
               pending by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success)
               (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Voting Agreement or seeking to obtain from Newco, the Company or any of their respective Subsidiaries or affiliates any damages that are material to any such party, (ii) seeking to prohibit or limit the ownership or operation by Newco, the Company or any of its Subsidiaries of any material portion of the business or assets of the Company or any of its Subsidiaries, (iii) seeking to impose limitations on the ability of Newco (or any designee of Newco pursuant to the Voting Agreement) or any stockholder of Newco or the Company to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including, without limitation, the right to vote the Company Common Stock on all matters properly presented to the stockholders of the Company or (iv) seeking to prohibit Newco or any of its affiliates from effectively controlling in any material respect the business or operations of the Company or its Subsidiaries.

                         (e)  Affiliate Letters.  Newco shall have
               received the agreements referred to in Section 6.11.


                         (f)  Financing.  Newco and the Company shall
               have received the proceeds of financing on the terms and conditions set forth in Annexes A-1 through A-3 of the Disclosure Schedule or upon terms and conditions which are, in the reasonable judgement of Newco, substantially equivalent thereto, and to the extent that any terms and conditions are not set forth in Annexes A-1 through A-3 of the Disclosure Schedule, on terms and conditions reasonably satisfactory to Newco.

                         (g) Recapitalization Accounting.  Newco shall
               be reasonably satisfied that the Merger shall be recorded as a recapitalization for financial reporting purposes (provided that if Newco is advised that the SEC finally determines that recapitalization treatment will not be available, Newco will advise the Company within 30 days of receipt of such final determination whether it intends to waive such condition and if it advises the Company that it has determined not to so waive, the Company may terminate this Agreement pursuant to Section 8.1(c) as if the date of such advice from Newco was deemed to be December 31, 1997 for purposes of Section 8.1(c)).

                         (h)  Employees.  Newco shall be reasonably
               satisfied that the Employment Arrangements are in full force and effect and that the individuals who are listed on Schedule 5.1(f) will be employed by the Company following the Effective Time pursuant to the Employment Arrangements and such employees will not have been paid nor have the right to receive any payment from Newco or the Company of any severance, change-of-control, or similar payments as a result, in whole or in part, of the consummation of any of the transactions contemplated hereby, except as expressly provided in the Employment Arrangements.

                         (i) Mixed Consideration Election. Effective as of the Effective Time, the Stockholder shall have made and not revoked a Mixed Election with respect to at least 15,024,616 shares of Company Common Stock owned by the Stockholder immediately prior to the Effective Time.

                         (j)  Tax Indemnification Agreement.  The Tax
               Indemnification Agreement, dated as of the date hereof, among the Company, the Estate of John A. Svenningsen and Christine Svenningsen shall be in full force and effect and enforceable by the Company following the Effective Time, in accordance with the terms as in effect on the date hereof and in the form provided to Newco on the date hereof, or as it may be amended with the consent of Newco.

                         SECTION 7.3  Conditions to Obligation of the
               Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

                         (a) Representations and Warranties.  The
               representations and warranties of Newco set forth in this Agreement that are qualified as to materiality shall be true and correct and any such representations and warranties of Newco set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made at and as of the Closing. The Company shall have received a certificate signed on behalf of Newco by a senior executive officer of Newco to the effect set forth in this paragraph.

                         (b)  Performance of Obligations of Newco.
               Newco shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing (except for such failures to perform as would not, either individually or in the aggregate, materially adversely affect the ability of Newco to consummate the transactions herein contemplated or to perform its obligations hereunder).

                                       ARTICLE 8.

                          TERMINATION, AMENDMENT AND WAIVER

                         SECTION 8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

                         (a) by mutual written consent of Newco and the Company;

                         (b)  by either Newco or the Company if any
               court of competent jurisdiction, arbitrator or other Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Merger or any of the transactions contemplated by this Agreement or the Voting Agreement, or otherwise altering the terms of any of the foregoing in any significant respect, and such order, decree, ruling or other action is or shall have become final and nonappealable;

                         (c)  by either Newco or the Company if the
               Merger shall not have been consummated on or before December 31, 1997, provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available to the party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date where such action or failure to act constitutes a breach of this Agreement;

                         (d) by Newco if any required approval of the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof; or

                         (e) by the Company if, prior to receipt of the Company Stockholder Approval, the Board of Directors of the Company approves an Acquisition Transaction, on terms which the Board of Directors of the Company has determined in good faith (i) to be more favorable to the Company and its stockholders (other than the Stockholder) than the transactions contemplated by this Agreement and
               (ii) based upon the advice of its outside counsel, that failing to approve such Acquisition Transaction and terminate this Agreement would constitute a breach of the fiduciary duties of the Board of Directors of the Company under applicable law; provided that the termination described in this Section 8.1(e) shall not be permissible unless and until the Company shall have provided Newco prior written notice at least three business days prior to such termination that the Board of Directors of the Company has authorized and intends to effect the termination of this Agreement pursuant to this Section 8.1(e), the Company shall otherwise be in compliance in all material respects with its obligations under this Agreement and on or prior to such termination the Company shall have paid to Newco the fee described in Section 8.3(a).

                         SECTION 8.2  Effect of Termination.  In the
               event of the termination of this Agreement pursuant to
               Section 8.1, this Agreement shall, except as provided in
               Section 9.1, forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Section 8.3 and Section 9.1; provided, however, that nothing herein shall relieve any party from liability for any breach hereof.

                         SECTION 8.3  Fees and Expenses.  (a)  In the
               event that this Agreement is terminated pursuant to
               Section 8.1(e) hereof, then the Company shall, prior to such termination, pay Newco a termination fee of $8 million; provided, however, that if Newco exercises the Voting Agreement Option, promptly upon receipt by Newco of the shares subject to the Voting Agreement Option registered in the name of Newco or its designee, Newco shall return such termination fee to the Company; provided further that Newco shall not be required to return such termination fee or, if already returned, the Company shall again pay such termination fee to Newco, if the Company or its Board of Directors takes any affirmative action preventing or restricting Newco or its designee from acquiring shares of Company Common Stock (including pursuant to the tender offer contemplated by the Voting Agreement) in addition to the shares acquired pursuant to the Voting Agreement Option (provided that recommending not to tender in a tender offer or not recommending in favor of such tender offer, alone, shall not be deemed such an affirmative action).

                         (b) In addition to any other amounts which may be payable or become payable pursuant to Section 8.3(c), the Company shall (provided that the Company is then in material breach of its representations, warranties, covenants or other obligations under this Agreement), promptly following termination of this Agreement pursuant to Section 8.1(c), but in no event later than two business days following a written request by Newco therefor, together with related bills or receipts, reimburse Newco and its affiliates, in an aggregate amount of up to $3 million, for all reasonable out-of-pocket expenses and fees (including, without limitation, fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to Newco and its affiliates), whether incurred prior to, on or after the date hereof, in connection with the Merger and the consummation of all transactions contemplated by this Agreement and the financing thereof; provided that the Company shall not be required to make payment pursuant to this Section 8.3(b) if it is obligated to make the payment required pursuant to
               Section 8.3(a).

                         (c) Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby; provided, however, that if the Merger is consummated, the Company shall pay the expenses of Goldman, Sachs & Co. referred to in Section 4.5.

                         SECTION 8.4  Amendment.  Subject to the
               following sentence, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment that by law would require the further approval by such stockholders may be made without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                         SECTION 8.5 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                       ARTICLE 9.

                                   GENERAL PROVISIONS

                         SECTION 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Articles 1 and 2, Sections 6.5 and 6.6 and Articles 8 and 9 shall survive the Effective Time and those set forth in Section 6.3(b) and Section 6.8(a) (as it relates to the Voting Agreement) and Articles 8 and 9 shall survive termination of this Agreement.

                         SECTION 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                    if to Newco:
                    Confetti Acquisition, Inc.
                    c/o GS Capital Partners II, L.P.
                    85 Broad Street
                    New York, NY  10004
                    Attn:  David J. Greenwald
                    Telecopier No.:  (212) 357-5505

                    with a copy to:

                    Wachtell, Lipton, Rosen & Katz
                    51 West 52nd Street
                    New York, NY  10019
                    Attn.:  Mitchell S. Presser
                    Telecopier No.:  (212) 403-2000

                    if to the Company:

                    Amscan Holdings, Inc.
                    80 Grasslands Road
                    Elmsford, NY  10523
                    Attn.:  Corporate Secretary
                    Telecopier No.:  (914) 345-2056

                    with a copy to:

                    Skadden, Arps, Slate, Meagher & Flom LLP
                    919 Third Avenue
                    New York, NY  10022
                    Attn.:  Milton G. Strom
                           Randall H. Doud
                    Telecopier No.:  (212) 735-2000

                         SECTION 9.3 Certain Definitions. For purposes of this Agreement, the term:

                         (a) "affiliate" of a person means a person that
               directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                         (b) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

                         (c) "generally accepted accounting principles" shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case applied on a basis consistent with the manner in which the audited financial statements for the fiscal year of the Company ended December 31, 1996 were prepared;

                         (d) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

                         (e) "Significant Subsidiary" has the meaning set forth in Section 1-02 of Regulation S-X promulgated by the SEC;

                         (f)  "Subsidiary" or "Subsidiaries" of any
               person means any other person in which such first person (either alone or through or together with any other Subsidiary of such person), owns, directly or indirectly, 50% or more of the stock or other equity interests or has the right, through ownership of equity, contractually or otherwise, to elect at least half of its Board of Directors or other governing body; and

                         (g)  "transactions contemplated hereby,"
               "transactions contemplated by this Agreement" and other similar references shall include the Merger and all other actions and transactions contemplated by this Agreement, the Voting Agreement and the Employment Arrangements.

                         SECTION 9.4  Severability.  If any term or
               other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

                         SECTION 9.5  Entire Agreement; Assignment.
               This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Newco may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned subsidiary or subsidiaries of Newco, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

                         SECTION 9.6  Parties in Interest.  This
               Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, with respect to the provisions of Sections 6.6 and 8.3, shall inure to the benefit of the persons or entities benefitting from the provisions thereof who are intended to be third-party beneficiaries thereof. Except as provided in the preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

                         SECTION 9.7  Governing Law.  This Agreement
               shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of the State of Delaware are required to be applicable under applicable choice of law principles.

                         SECTION 9.8  Headings.  The descriptive
               headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                         SECTION 9.9 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

               [MERGER AGREEMENT SIGNATURE PAGE]

                         IN WITNESS WHEREOF, Newco and the Company have
               caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        CONFETTI ACQUISITION, INC.

                                        By:  /s/ Terence M. O'Toole
                                             Title:    Chairman of the Board
                                                         and President

                                        AMSCAN HOLDINGS, INC.

                                        By:  /s/ Gerald C. Rittenberg
                                             Title: President



                                        ANNEX A

                                Form of Affiliate Letter

               Gentlemen:

                         The undersigned, a holder of shares of common
               stock, par value $.10 per share ("Company Stock"), of Amscan Holdings, Inc., a Delaware corporation (the "Company"), is entitled to retain and receive in connection with the merger (the "Merger") of the Company with Confetti Acquisition, Inc., a Delaware corporation, securities (collectively, the "Securities") of the Company. The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933 (the "Act"), although nothing contained herein should be construed as an admission of such fact.

                         If in fact the undersigned were an affiliate
               under the Act, the undersigned's ability to sell, assign or transfer the Securities retained by the undersigned pursuant to the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Act.

                         The undersigned hereby represents to and
               covenants with the Company that the undersigned will not sell, assign or transfer any of the Securities retained by the undersigned pursuant the Merger except (i) pursuant to an effective registration statement under the Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of independent counsel reasonably satisfactory to the Company or as described in a "no-action" or interpretive letter from the Staff of the Securities and Exchange Commission (the "SEC"), is not required to be registered under the Act.

                         In the event of a sale or other disposition by
               the undersigned of Securities pursuant to Rule 145, the undersigned will supply the Company with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto.

                         The undersigned understands that the Company
               may instruct its transfer agent to withhold the transfer of any Securities disposed of by the undersigned, but that upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of the Securities sold as indicated in the letter.

                         The undersigned acknowledges and agrees that
               appropriate legends will be placed on certificates representing Securities retained by the undersigned in the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to the Company from independent counsel reasonably satisfactory to the Company to the effect that such legends are no longer required for purposes of the Act.

                         The undersigned acknowledges that (i) the
               undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Securities and (ii) the receipt by Newco of this letter is an inducement and a condition to Newco's obligations to consummate the Merger.

                                                       Very truly yours,


               Dated:


               ANNEX I
               TO ANNEX A

               [Name]
               [Date]

                         On __________________ the undersigned sold the
               securities ("Securities") of Amscan Holdings, Inc. (the "Company") described below in the space provided for that purpose (the "Securities"). The Securities were retained by the undersigned in connection with the merger of Confetti Acquisition, Inc., a Delaware corporation, with and into the Company.

                         Based upon the most recent report or statement
               filed by the Company with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph
               (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

                         The undersigned hereby represents that the
               Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Act or in transactions directly with a "market maker" as that term is defined in
               Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                                                  Very truly yours,


                  [Space to be provided for description of securities]


                                                               EXHIBIT A

                              CERTIFICATE OF INCORPORATION
                                           OF
                                 AMSCAN HOLDINGS, INC.

                                       ARTICLE 1.

                         The name of the corporation (which is
               hereinafter referred to as the "Corporation") is:

                                 AMSCAN HOLDINGS, INC.

                                       ARTICLE 2.

                         The address of the Corporation's registered
               office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

                                       ARTICLE 3.

                         The purpose of the Corporation shall be to
               engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (the "DGCL").

                                       ARTICLE 4.

                         Section 4.1  The total number of shares of
               stock which the Corporation is authorized to issue is 50,000,000 shares of Common Stock, having a par value of $0.10 per share.

                         Section 4.2  Except as otherwise provided by
               law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

                                       ARTICLE 5.

                         The business and affairs of the Corporation
               shall be managed by or under the direction of the Board of Directors of the Corporation (the "Board"), and unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

                                       ARTICLE 6.

                         In furtherance and not in limitation of the
               powers conferred by law, the Board is expressly authorized and empowered to make, alter and repeal the Bylaws of the Corporation by a majority vote at any regular or special meeting of the Board or by written consent, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaws made by the Board.

                                       ARTICLE 7.

                         The Corporation reserves the right at any time
               from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

                                       ARTICLE 8.

                         Section 8.1 Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

                         If the DGCL is amended to authorize corporate
               action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

                         Any repeal or modification of the foregoing
               paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

                         Section 8.2  Indemnification and Insurance.

                         (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of the Board, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

                         (b)  Right of Claimant to Bring Suit.  If a
               claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                         (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

                         (d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

                                        *  *  *